FOR IMMEDIATE RELEASE

Kaiser Aluminum Corporation Announces the United Steelworkers
Ratification of a New Five -Year Labor Agreement

FOOTHILL RANCH, Calif. – January 21, 2010 – Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that union members at the Company’s Newark, OH and Spokane, WA facilities have ratified a new five-year labor agreement. The agreement which affects approximately 800 union members is effective on October 1, 2010 and extends through September 30, 2015.

The new labor agreement provides for the extension of wages and fringe benefits of the current contract through September 30, 2015. In addition it calls for the extension of the potential profit sharing contribution for the Union VEBA through September 30, 2017. The VEBA is administered by four trustees and the assets are managed by an independent fiduciary. Further, the new labor agreement also extends the term of the Director Designation Agreement that allows the union to nominate candidates which, if elected, would constitute up to 40% of the Company’s board of directors.

“Kaiser Aluminum values the contribution of our Trentwood and Newark employees to the Company’s success as a leading manufacturer of semi-fabricated specialty aluminum products, allowing us to meet demanding customer requirements for product quality and consistency and to achieve a reputation for ‘Best in Class’ customer satisfaction,” said Jack A. Hockema, President, Chief Executive Officer and Chairman of Kaiser Aluminum. “We look forward to maintaining our long term relationship with the United Steelworkers as we continue to be a supplier of choice for our customers in the aerospace and defense, automotive and general industrial market segments.”

Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.

Certain statements in this release relate to future events and expectations and, as a result, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) the effectiveness of management’s strategies and decisions; (b) adverse changes in the markets served by the Company; and (c) the other risk factors summarized in the Company’s Form 10-K for the year ended December 31, 2008 and other reports filed with the Securities and Exchange Commission.

Investor Relations Contacts:	Public Relations Contact:
Melinda C. Ellsworth Kaiser Aluminum (949) 614-1757	Dave Quast FD (646) 421-5341